================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                          (AMENDMENT NO. __________)*

                         California Pizza Kitchen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  13054D 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 August 7, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      | | Rule 13d-1 (b)

      | | Rule13d-1 (c)

      |X| Rule 13d-1 (d)

----------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

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                               Page 1 of 18 Pages

CUSIP No. 13054D 10 9                  13G                    Page 2 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Furman Selz SBIC, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,302,148
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,302,148
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,302,148

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G                    Page 3 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Furman Selz SBIC Investments LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,302,148
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,302,148
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,302,148

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G                    Page 4 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Furman Selz Investments, LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,302,148
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,302,148
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,302,148

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G                    Page 5 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ING Furman Selz Asset Management LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,302,148
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,302,148
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,302,148

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G                    Page 6 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ING (U.S.) Financial Holdings Corporation

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,302,148
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,302,148
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,302,148

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G                    Page 7 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ING Bank N.V.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     The Netherlands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,302,148
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,302,148
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,302,148

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     BK

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G                    Page 8 of 18 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ING Groep N.V.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     The Netherlands

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,302,148
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,302,148
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,302,148

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.2%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IC

________________________________________________________________________________

CUSIP No. 13054D 10 9                  13G                    Page 9 of 18 Pages

ITEM 1(A). NAME OF ISSUER:

     California Pizza Kitchen, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     6053 West Century Blvd.
     Eleventh Floor
     Los Angeles, CA  90045-6442


ITEMS 2(A), (B) AND (C). NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
     OFFICE OR, IF NONE, RESIDENCE; CITIZENSHIP:

     This statement is being filed by (a) Furman Selz SBIC, L.P., a Delaware limited partnership ("Furman Selz SBIC"), (b) Furman Selz SBIC Investments LLC, a Delaware limited liability company ("FS SBIC Investments"), (c) Furman Selz Investments, LLC, a Delaware limited liability company ("FS Investments"), (d) ING Furman Selz Asset Management LLC, a Delaware limited liability company ("ING Furman Selz"), (e) ING (U.S.) Financial Holdings Corporation, a Delaware corporation ("ING (U.S.)"), (f) ING Bank N.V., a bank organized under the laws of The Netherlands ("ING Bank") and (g) ING Groep N.V., a bank organized under the laws of The Netherlands ("ING Groep").

     The business address of each of the Reporting Persons is c/o FS SBIC Investments, 55 East 52nd Street, New York, New York 10055, except as follows:

     The business address for ING (U.S.) is 135 East 57th Street, New York, New York 10022.

     The business address for ING Bank is P.O. Box 810, 1000 AV Amsterdam, The Netherlands.

     The business address for ING Groep is Strawinskylaan 2631, 1097 ZZ, Amsterdam, The Netherlands.

     ING Groep owns 100% of ING Bank, which owns 100% of ING (U.S.), which owns 100% of ING Furman Selz, which is the sole managing member and owner of 100% of the interests of FS Investments, which is the sole managing member and owner of 100% of the interests of FS SBIC Investments. FS SBIC Investments is the sole general partner of Furman Selz SBIC, which directly owns 1,302,148 shares of Common Stock.

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $.01 per share

ITEM 2(E) CUSIP NUMBER:

     13054D 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
     (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

CUSIP No. 13054D 10 9                  13G                   Page 10 of 18 Pages


     (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)     Amount beneficially owned:
             1,302,148

     (b)     Percent of class:
             7.2%

     (c)     Number of shares as to which such person has:


     (i)     Sole power to vote or to direct the vote
             1,302,148

     (ii)    Shared power to vote or to direct the vote

             0

     (iii)   Sole power to dispose or to direct the disposition of
             1,302,148


     (iv)    Shared power to dispose or to direct the disposition of
             0

Furman Selz SBIC is the direct owner of 1,302,148 shares of Common Stock. FS SBIC Investments, FS Investments, ING Furman Selz, ING (U.S.), ING Bank and ING Groep, by virtue of their control and ownership interests in FS Investments, and by virtue of their control and ownership interests, direct or indirect, in Furman Selz SBIC, share voting and dispositive power over such shares of Common Stock and therefore may be deemed to be beneficial owners thereof.

CUSIP No. 13054D 10 9                  13G                   Page 11 of 18 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10. CERTIFICATIONS.

         Not Applicable to filings pursuant to Rule 13d-1(d).

CUSIP No. 13054D 10 9               13G                      Page 12 of 18 Pages


                         EXHIBIT INDEX TO SCHEDULE 13G
                         -----------------------------

EXHIBIT A
---------

       A.    Joint Reporting Agreement and Power of Attorney
             on Behalf of Each Reporting Person..............................15

CUSIP No. 13054D 10 9               13G                      Page 13 of 18 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. On executing the statement, the undersigned agrees, to the extent required by Rule 13d-1(k)(1), that this statement is being filed on behalf of each of the Reporting Persons herein.

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                FURMAN SELZ SBIC, L.P.

                                By:    /s/ Brian P. Friedman
                                     ----------------------------------
                                     Name:  Brian P. Friedman
                                     Title: President of General Partner

                                FURMAN SELZ SBIC INVESTMENTS LLC

                                By:    /s/ Brian P. Friedman
                                     ----------------------------------
                                     Name:  Brian P. Friedman
                                     Title: President

                                FURMAN SELZ INVESTMENTS, LLC

                                By:    /s/ Brian P. Friedman
                                     ----------------------------------
                                     Name:  Brian P. Friedman
                                     Title: President

                                ING FURMAN SELZ ASSET
                                MANAGEMENT LLC

                                By:    /s/ Robert Miller
                                     ----------------------------------
                                     Name:  Robert Miller
                                     Title: Vice President

CUSIP No. 13054D 10 9               13G                      Page 14 of 18 Pages

                                ING (U.S.) FINANCIAL HOLDINGS
                                CORPORATION

                                By:   /s/ Andrew W. Druch
                                     ----------------------------------
                                     Name:  Andrew W. Druch
                                     Title: Secretary

                                ING BANK N.V.

                                By:   /s/ J. H. J. Houben
                                     ----------------------------------
                                     Name:  J. H. J. Houben
                                     Title: Managing Principal

                                By:   /s/ P. F. M. Van Lierop
                                     ----------------------------------
                                     Name:  P. F. M. Van Lierop
                                     Title: Senior Legal Advisor

                                ING GROEP N.V.

                                By:   /s/ J. H. J. Houben
                                     ----------------------------------
                                     Name:  J. H. J. Houben
                                     Title: Managing Principal

Dated: February 14, 2001

CUSIP No. 13054D 10 9               13G                      Page 15 of 18 Pages

                                                                       EXHIBIT A

                           JOINT REPORTING AGREEMENT
                                      AND
                               POWER OF ATTORNEY



    WHEREAS, the statement or amended statement of Schedule 13G (the "Joint Statement") to which this joint reporting agreement and power of attorney (the "Agreement") is an exhibit is being filed on behalf of two or more persons (collectively, the "Reporting Persons"); and

    WHEREAS, the Reporting Persons prefer to file the Joint Statement on behalf of all of the Reporting Persons rather than individual statements on Schedule 13G on behalf of each of the Reporting Persons;

    NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Reporting Persons:

    1. Each of the Reporting Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

    2. Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning such Reporting Person contained in the Joint Statement.

    3. None of the Reporting Persons is responsible for the completeness or accuracy of the information concerning the other Reporting Persons contained in the Joint Statement, unless such Reporting Person knows or has reason to believe that such information is inaccurate.

    4. The undersigned agrees that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Reporting Persons.

    5. Each of Furman Selz Investments LLC, ING Furman Selz Asset Management LLC, ING (U.S.) Financial Holdings Corporation, ING Bank N.V. and ING Groep N.V. hereby appoints Robert Miller as attorney-in-fact with authority to execute and deliver on behalf of it any and all documents (including any amendments thereto) required to be filed or otherwise executed and delivered by it pursuant to the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, all other federal, state and local securities and corporation laws, and all regulations promulgated thereunder. Each of Furman Selz Investments LLC, ING Furman Selz Asset Management LLC, ING (U.S.) Financial Holdings Corporation, ING Bank N.V. and ING Groep N.V. further grant Robert Miller authority, as attorney-in-fact, to execute, deliver, or file on behalf of it any document necessary to amend this Joint Reporting Agreement and Power of Attorney for the purpose of adding additional parties thereto at such time or times as he should, in his discretion, deem appropriate.

    6. Each of Brian P. Friedman and James L. Luikart hereby appoints Brian P. Friedman and James L. Luikart, and each of them, as attorney-in-fact with authority to execute

CUSIP No. 13054D 10 9               13G                      Page 16 of 18 Pages


and deliver on his behalf any and all documents (including any amendments thereto) required to be filed or otherwise executed and delivered by him pursuant to the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, all other federal, state and local securities and corporation laws, and all regulations promulgated thereunder. Each of Brian P. Friedman and James L. Luikart further grant Brian P. Friedman and James L. Luikart, and each of them, authority, as attorney-in-fact, to execute, deliver, or file on his behalf any document necessary to amend this Joint Reporting Agreement and Power of Attorney for the purpose of adding additional parties thereto at such time or times as the attorney-in-fact should, in his discretion, deem appropriate.

    7. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

CUSIP No. 13054D 10 9               13G                      Page 17 of 18 Pages

                                FURMAN SELZ SBIC, L.P.

                                By:  /s/ Brian P. Friedman
                                     _________________________________
                                     Name:  Brian P. Friedman
                                     Title: President of General Partner

                                FURMAN SELZ SBIC INVESTMENTS LLC

                                By:  /s/ Brian P. Friedman
                                     _________________________________
                                     Name:  Brian P. Friedman
                                     Title: President

                                FURMAN SELZ INVESTMENTS, LLC

                                By:  /s/ Brian P. Friedman
                                     _________________________________
                                     Name:  Brian P. Friedman
                                     Title: President

                                ING FURMAN SELZ ASSET
                                MANAGEMENT LLC

                                By:  /s/ Robert Miller
                                     _________________________________
                                     Name:  Robert Miller
                                     Title: Vice President

                                ING (U.S.) FINANCIAL HOLDINGS
                                CORPORATION

                                By:  /s/ Andrew W. Druch
                                     _________________________________
                                     Name:  Andrew W. Druch
                                     Title: Secretary

                                ING BANK N.V.

                                By:  /s/ J. H. J. Houben
                                     _________________________________
                                     Name:  J. H. J. Houben
                                     Title: Managing Principal

CUSIP No. 13054D 10 9               13G                      Page 18 of 18 Pages


                                By:  /s/ P. F. M. Van Lierop
                                     ---------------------------------
                                     Name:  P. F. M. Van Lierop
                                     Title: Senior Legal Advisor

                                ING GROEP N.V.

                                By:  /s/ J. H. J. Houben
                                     ---------------------------------
                                     Name:  J. H. J. Houben
                                     Title: Managing Principal

Dated: February 14, 2001